EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER AND FISCAL 2019 FINANCIAL RESULTS

•

Fourth quarter net revenues of $129.6 million compared to net revenues of $122.3 million for the same period of fiscal 2018. Fiscal year 2019 net revenues of $490.2 million compared to net revenues of $435.3 million for fiscal 2018.

•

Fourth quarter net income of $6.0 million, or $0.48 per diluted share, compared to net income of $2.1 million, or $0.17 per diluted share, for the same period of fiscal 2018.  Fiscal year 2019 net income of $9.7 million, or $0.78 per diluted share, compared to net loss of $(21.8) million, or $(1.75) per diluted share, for fiscal 2018  (including special charges). Excluding the special charge impacts, fiscal 2018 net loss of $(0.9) million, or $(0.07) per diluted share.

•	Fiscal year 2019 net cash provided by operating activities of $43.0 million, compared to net cash used in operating activities of (13.7) million, for the same period of fiscal 2018.
•	Backlog of $235.2 million at September 30, 2019, a decrease of 7.7% from $254.9 million at June 30, 2019, and an increase of 8.9% from $216.0 million at September 30, 2018.
•	Capital investment in fiscal 2019 of $10.0 million and forecast for total capital spending in fiscal 2020 of $12.0 million.
•	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, November 14, 2019 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fourth quarter and fiscal year 2019 ended September  30, 2019.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“This was a year of significant improvement for Haynes.  We made notable progress increasing volumes and pricing, reducing costs and lowering inventory, all of which led to substantial improvements in gross margin percentage, earnings and cash generation,” said Michael Shor, President and Chief Executive Officer.  “As fiscal 2020 unfolds, we continue to execute on our operational focus initiatives and enhance our corporate culture, and we anticipate continuing improved results as the year progresses.”

 4th Quarter Results

Net Revenues.  Net revenues were $129.6 million in the fourth quarter of fiscal 2019, an increase of 6.0% from $122.3 million in the same period of fiscal 2018.  Volume was 5.4 million pounds in the fourth quarter of fiscal 2019, an increase of 8.5% from 5.0 million pounds in the same period of fiscal 2018.  The product-sales average selling price was $22.66 per pound in the fourth quarter of fiscal 2019, a decrease of 2.8% from $23.32 per pound in the same period of fiscal 2018.  The decrease in average selling price per pound largely reflects a lower-value product mix as compared to the same period of last year, combined with lower market prices of raw materials, particularly cobalt, which decreased average selling price per pound by approximately $0.48 and $0.18, respectively.

Gross Profit.    Gross profit was $21.3 million for the fourth quarter of fiscal 2019, an increase of $3.4 million from the same period of fiscal 2018. Gross margin as a percentage of net revenue increased to 16.4% in the fourth quarter of fiscal 2019 as compared to 14.6% in the same period of fiscal 2018, primarily attributable to improved pricing, cost savings initiatives and better fixed cost absorption.  Margins increased despite temporary challenges from higher production costs incurred during the delayed start-up of cold-finish operations after the planned equipment upgrade which was completed during the first quarter of fiscal 2019.  An additional margin challenge was the decline in the market price of cobalt which reduced selling prices in the fourth quarter of fiscal 2019 with the prior quarters’ cobalt cost reflected in cost of sales.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $11.4 million for the fourth quarter of fiscal 2019, an increase of $1.1 million from the same period of fiscal 2018.  This increase is primarily attributable to stock compensation, stemming from an expense reversal in prior year due to forfeitures, and foreign currency.   Selling, general and administrative expense as a percentage of net revenues increased to 8.8% for the fourth quarter of fiscal 2019 compared to 8.5% for the same period of fiscal 2018.

Research and Technical Expense.  Research and technical expense was $1.1 million, or 0.8% of net revenue, for the fourth quarter of fiscal 2019, compared to $0.9 million, or 0.7% of net revenue, in the same period of fiscal 2018.

Operating Income/(Loss).  As a result of the above factors, operating income in the fourth quarter of fiscal 2019 was $8.8 million compared to operating income of $6.6 million in the same period of fiscal 2018.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $0.9 million in the fourth quarter of fiscal 2019 compared to $1.9 million in the same period of fiscal 2018.  The reduction in expense was primarily driven by higher discount rates which resulted in lower retirement liabilities and lower expense in fiscal 2019.

Income Taxes.  Income tax expense was $1.7 million in the fourth quarter of fiscal 2019, a difference of $0.6 million from expense of $2.3 million in the fourth quarter of fiscal 2018.  The effective tax rate was 22.1% in the fourth quarter of fiscal 2019 compared to 52.2% during the same quarter of fiscal 2018.  The lower tax rate in fiscal 2019 was primarily attributable to the passage of the Tax Cuts and Jobs Act which took effect in the first quarter of fiscal 2018 and resulted in an unfavorable impact of approximately $0.6 million during the fourth quarter of fiscal 2018.

Net Income/(Loss).  As a result of the above factors, net income in the fourth quarter of fiscal 2019 was $6.0 million, compared to $2.1 million in the same period of fiscal 2018.

Fiscal Year Results

Net Revenues.  Net revenues were $490.2 million in fiscal 2019, an increase of 12.6% from $435.3 million in fiscal 2018, due to an increase in average selling price per pound combined with an increase in volume. The average product selling price was $23.21 per pound in fiscal 2019, an increase of 3.7%, or $0.83, from $22.38 per pound in fiscal 2018. Volume was 20.0 million pounds in fiscal 2019, an increase of 8.9% from 18.4 million pounds in fiscal 2018 with increases in each of the major markets.  The average product selling price per pound increased as a result of price increases as well as other pricing considerations (such as customer mix, timing of customer agreement adjustors, etc.) and higher value product mix, which increased average selling price per pound by approximately $1.24 and $0.06, respectively, partially offset by lower raw material market prices, which decreased the average selling price per pound by approximately $0.47.

Gross Profit.    Gross margin was $65.5 million for fiscal 2019, an increase of $9.7 million from $55.8 million in fiscal 2018.  Gross margin as a percentage of net revenue increased to 13.4% in fiscal 2019 as compared to 12.8% in fiscal 2018.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $44.2 million for fiscal 2019, a decrease of $2.8 million, or 6.0%, from $47.0 million in fiscal 2018. The significant drivers of the decrease in fiscal 2019 included two events that took place in the prior year during fiscal 2018.  First, expense of $1.5 million was recorded related to certain legal and due diligence costs incurred in a terminated strategic acquisition initiative. Second, expense of $1.3 million was recorded related to the departure of the Company’s Chief Executive Officer.  As a result of the above-mentioned charges, selling, general and administrative expense as a percentage of net revenues decreased to 9.0% for fiscal 2019 compared to 10.8% for the same period of fiscal 2018.

Research and Technical Expense.  Research and technical expense was $3.6 million, or 0.7% of revenue, for fiscal 2019, compared to $3.8 million, or 0.9% of net revenue, in fiscal 2018.

Operating Income/(Loss).  As a result of the above factors, operating income in fiscal 2019 was $17.7 million, compared to operating income of $5.0 million in fiscal 2018.

Non-operating retirement benefit expense.  Non-operating retirement benefit expense was $3.4 million in fiscal 2019,

compared to $8.2 million in the same period of fiscal 2018.  The reduction in expense was primarily driven by higher discount rates which resulted in lower retirement liabilities and lower expense in fiscal 2019.

Income Taxes.    Income tax expense was $3.6 million during fiscal 2019, a difference of $14.1 million from an expense of $17.7 million in the same period of fiscal 2018.  The lower tax expense for fiscal 2019 as compared to fiscal 2018 is primarily attributable to the passage of the Tax Cuts and Jobs Act during fiscal 2018, which required the Company to revalue its deferred tax asset based on the lowering of the statutory tax rate of 35% to 21% (24.5% in fiscal 2018).  The section entitled “Impact of the Tax Cuts and Jobs Act on Deferred Tax Assets” and Note 7 to the consolidated financial statements in this Annual Report on Form 10-K for the year ended September 30, 2019 set forth additional information regarding the impact of the Tax Cuts and Jobs Act. The Company’s effective tax rate (ETR) for fiscal 2019 was adversely affected by the forfeiture of stock compensation which increased the ETR by approximately 4.7%.

Net Income/(Loss).  As a result of the above factors, net income for fiscal 2019 was $9.7 million, an increase of $31.5 million from net loss of $(21.8) million in fiscal 2018.

Volumes, Competition and Pricing

Volume shipped in the fourth quarter of fiscal 2019 was 5.4 million pounds, the Company’s highest quarterly volume in four and a half years.  The strong quarterly shipment performance put volume for fiscal 2019 at 20.0 million pounds, thus alleviating the margin headwind associated with lower volumes.  The prior three year’s volumes were at lower levels with volumes for fiscal 2016, 2017 and 2018 at 18.0 million, 18.1 million and 18.4 million pounds, respectively.

Record volume shipped into the aerospace market during fiscal 2019 was 10.3 million pounds, the highest in the Company’s history.  In addition, volume shipped into the chemical processing market in fiscal 2019 increased 11.8% to 4.3 million pounds, industrial gas turbine volumes increased 18.9% to 3.4 million pounds and other markets increased 11.5% to 2.0 million pounds.  These strong growth rates are reflective of demand levels in these markets combined with several focus initiatives that are underway to improve volume levels.

The product average selling price per pound in fiscal 2019 was $23.21, which is a 3.7% increase over last fiscal year.  The increase is partly driven by the realization of price increases primarily in the aerospace market, which continues to be an area of strategic focus.  Sales into the aerospace market had an average selling price per pound of $25.11, which is higher by 8.9% over last fiscal year.  Also impacting the average price per pound in fiscal 2019 is product mix and raw material pricing.  In addition, volumes and revenue of specialty application projects were higher in fiscal 2019 compared to last fiscal year and were comprised of small/medium size projects as opposed to the individually large projects as has been the case in some historical fiscal years.

Gross Profit Margin Trend Performance

Gross margins in the fourth quarter ended fiscal year 2019 at $21.3 million or 16.4% of net sales which is the highest in three years.  This margin improvement is in spite of two headwinds compressing margins due to the fall in the market price of cobalt and the shipment of the last of the higher cost product produced during the cold-finishing outage and upgrade.  Both of these headwinds are expected to be alleviated moving into fiscal 2020.  As described above, several focus initiatives are underway to improve margins including improving volumes and pricing, mix management and cost reductions.  The fourth quarter volume was 5.4 million pounds, highest in four and a half years, which drove favorable fixed cost absorption contributing to improved margins.  Price increases notably in the aerospace market and a significant emphasis on costs reductions also contributed to margin enhancement.

Backlog

Backlog was $235.2 million at September 30, 2019, a decrease of approximately $19.7 million, or 7.7%, from $254.9 million at June 30, 2019. The backlog dollars decreased during the fourth quarter of fiscal 2019 due to a 11.1% decrease in backlog pounds partially offset by a 3.8% increase in backlog average selling price.  The increase in average selling price is due to a higher-value product mix and higher selling prices in the backlog.

The backlog increased by $19.2 million, or 8.9%, from $216.0 million at September 30, 2018 to $235.2 million at September 30, 2019 due to a 11.1% increase in backlog pounds partially offset by a 2.0% decrease in backlog average selling price.  The increase in backlog pounds was primarily driven by increases in demand in the aerospace and industrial gas turbines markets.

Capital Spending

Capital spending was $11.1 million and $10.0 million in fiscal 2018 and 2019, respectively, and the forecast for capital spending in fiscal 2020 is approximately $12.0 million, which represents a level below the Company’s depreciation levels.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $282.5 million at September 30, 2019, a decrease of $9.4 million or 3.2% from $291.9 million at September 30, 2018. This decrease resulted primarily from inventory decreasing $14.2 million, partially offset by increases of accounts receivable of $3.5 million and decreases of accounts payable and accrued expenses of $1.3 million.  As compared to the third quarter ended June 30, 2019, controllable working capital decreased $4.5 million, or 1.6%.  This decrease resulted primarily from inventory decreasing $10.3 million and accounts receivable decreasing $0.8 million, partially offset by a decrease in accounts payable and accrued expenses of $6.5 million.

 Liquidity

The Company had cash and cash equivalents of $31.0 million, inclusive of $9.3 million that was held by foreign subsidiaries in various currencies, compared to $9.8 million at September 30, 2018.  Additionally, there were zero borrowings against the line of credit outstanding as of September 30, 2019.  During fiscal 2019, the Company’s primary sources of cash were cash on-hand and the revolving credit facility which was drawn against during the first six months of fiscal 2019, but repaid in full by March 31, 2019.

Net cash provided by operating activities was $43.0 million in fiscal 2019 compared to net cash used in operating activities of $(13.7) million in fiscal 2018, a difference of $56.7 million.  The improvement is primarily driven by higher profitability combined with a reduction in inventory value during fiscal 2019 of $11.7 million (net of foreign currency impacts) compared to a $29.9 million (net of foreign currency impacts) increase in inventory during the same period of fiscal 2018 along with $3.7 million of income tax refunds during fiscal 2019 as compared to a $2.0 million of tax payments during the same period of fiscal 2018.

Net cash used in investing activities was $10.0 million in fiscal 2019, which was lower than cash used in investing activities during the same period of fiscal 2018 of $11.1 million, driven by lower additions to property, plant and equipment.

Net cash used in financing activities was $11.3 million in fiscal 2019, which was lower than cash used in financing activities during the same period of fiscal 2018 of $11.5 million, as a result of, among other factors, proceeds received from the exercise of stock options during fiscal 2019.  Other events impacting fiscal 2019 included dividends paid of $11.0 million, which is comparable to the prior year.  Additionally, during fiscal 2019, the Company borrowed $16.6 million from the revolving credit facility which was fully repaid by the end of the second quarter.

The Company’s sources of liquidity for fiscal 2020 are expected to consist primarily of cash generated from operations, cash on‑hand and, if needed, borrowings under the U.S. revolving credit facility. At September 30, 2019, the Company had cash of $31.0 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures, regular quarterly dividends and working capital requirements over the next twelve months.

Dividend Declared

On November 14, 2019, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable December 16, 2019 to stockholders of record at the close of business on December 2, 2019. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Decrease in Discount Rate for Pension and Retiree Healthcare Liabilities

Due to the lower interest rate environment, a significant decrease in the discount rate used in the actuarial valuation of the pension and retiree healthcare liabilities was required.  This contributed to the $46.4 million increase in the long-term liabilities for Pension and Other Postretirement Benefits and the corresponding increase in Accumulated Other Comprehensive Loss on the balance sheet at September 30, 2019 (see Note 9 in the Company’s Notes to Consolidated Financial Statements in the Annual Report on Form 10-K).  In addition, this is expected to increase expense related to pension and retiree healthcare in fiscal year 2020 by $4.8 million reflected mostly in the Nonoperating Retirement Benefit Expense in the Statement of Operations.

Guidance

Looking into fiscal year 2020, the Company sees strong momentum stemming from the continued implementation of its focus initiatives.  The Company is optimistic about improved results in the long-term.  This optimism remains in spite of uncertainty related to the 737 MAX and global trade tensions as well as expected higher pension costs due to low interest rates and higher cost of property insurance.  The first fiscal quarter of the year is typically seasonally impacted by holidays, planned maintenance outages and customers managing their calendar year-end balance sheets.  Based on that, the Company expects revenue and earnings in the first quarter of fiscal 2020 to be lower than the fourth quarter of fiscal 2019, however revenue and earnings in the first quarter of fiscal 2020 are expected to be better than the prior year first quarter of fiscal 2019.

Earnings Conference Call

The Company will host a conference call on Friday, November 15, 2019 to discuss its results for the fourth quarter of fiscal 2019.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 15, 2019	Dial-In Numbers:	844-369-8770 (Domestic)
Time:	9:00 a.m. Eastern Time		862-298-0840 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, November 15th at 11:00 a.m. ET, through 11:59 p.m. ET on Monday,  December 16th, 2019. To listen to the replay, please dial:

Replay:	877-481-4010
Conference Pin:	55907

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2020 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2019.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2018	2019	2018	2019
Net revenues	$122,313	$129,640	$435,326	$490,215
Cost of sales	104,429	108,330	379,491	424,712
Gross profit	17,884	21,310	55,835	65,503
Selling, general and administrative expense	10,360	11,419	47,030	44,195
Research and technical expense	914	1,069	3,785	3,592
Operating income (loss)	6,610	8,822	5,020	17,716
Nonoperating retirement benefit expense	1,949	878	8,238	3,446
Interest income	(29)	(33)	(82)	(86)
Interest expense	231	230	918	986
Income (loss) before income taxes	4,459	7,747	(4,054)	13,370
Provision for (benefit from) income taxes	2,329	1,710	17,697	3,625
Net income (loss)	$2,130	$6,037	$(21,751)	$9,745
Net income (loss) per share:
Basic	$0.17	$0.48	$(1.75)	$0.78
Diluted	$0.17	$0.48	$(1.75)	$0.78
Weighted Average Common Shares Outstanding
Basic	12,422	12,452	12,420	12,445
Diluted	12,422	12,503	12,420	12,481

Dividends declared per common share	$0.22	$0.22	$0.88	$0.88

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

 (in thousands, except share data)

	September 30,	September 30,
	2018	2019
ASSETS
Current assets:
Cash and cash equivalents	$9,802	$31,038
Accounts receivable, less allowance for doubtful accounts of $1,130 and $441 at September 30, 2018 and September 30, 2019, respectively	73,437	76,979
Inventories	273,045	258,802
Income taxes receivable	7,240	1,757
Other current assets	2,825	3,297
Total current assets	366,349	371,873
Property, plant and equipment, net	179,400	169,966
Deferred income taxes	25,454	34,132
Other assets	7,163	7,756
Goodwill	4,789	4,789
Other intangible assets, net	5,539	5,284
Total assets	$588,694	$593,800
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,140	$34,497
Accrued expenses	17,463	18,833
Accrued pension and postretirement benefits	5,095	4,250
Deferred revenue—current portion	2,500	2,500
Total current liabilities	62,198	60,080
Long-term obligations (less current portion)	8,443	8,609
Deferred revenue (less current portion)	17,829	15,329
Deferred income taxes	1,919	2,016
Accrued pension benefits (less current portion)	62,072	101,812
Accrued postretirement benefits (less current portion)	103,013	109,679
Total liabilities	255,474	297,525
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,546,591 and 12,566,969 shares issued and 12,504,478 and 12,513,500 shares outstanding at September 30, 2018 and September 30, 2019, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	251,053	253,843
Accumulated earnings	126,588	125,296
Treasury stock, 42,113 shares at September 30, 2018 and 53,469 shares at September 30, 2019	(1,869)	(2,239)
Accumulated other comprehensive loss	(42,565)	(80,638)
Total stockholders’ equity	333,220	296,275
Total liabilities and stockholders’ equity	$588,694	$593,800

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30,
	2018	2019
Cash flows from operating activities:
Net income (loss)	$(21,751)	$9,745
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	22,627	18,871
Amortization	527	255
Pension and post-retirement expense - U.S. and U.K.	14,110	8,819
Change in long-term obligations	(7)	316
Stock compensation expense	2,320	2,575
Deferred revenue	(2,500)	(2,500)
Deferred income taxes	23,115	1,872
Loss on disposition of property	250	138
Change in assets and liabilities:
Accounts receivable	(12,590)	(5,002)
Inventories	(29,905)	11,702
Other assets	(2,120)	(1,080)
Accounts payable and accrued expenses	10,220	(204)
Income taxes	(7,406)	5,534
Accrued pension and postretirement benefits	(10,627)	(7,994)
Net cash provided by (used in) operating activities	(13,737)	43,047
Cash flows from investing activities:
Additions to property, plant and equipment	(11,085)	(10,041)
Net cash used in investing activities	(11,085)	(10,041)
Cash flows from financing activities:
Revolving credit facility borrowings	4,200	16,600
Revolving credit facility repayments	(4,200)	(16,600)
Dividends paid	(11,013)	(11,011)
Proceeds from exercise of stock options	—	215
Payment for purchase of treasury stock	(223)	(370)
Payments on long-term obligation	(258)	(150)
Net cash used in financing activities	(11,494)	(11,316)
Effect of exchange rates on cash	(210)	(454)
Increase (decrease) in cash and cash equivalents:	(36,526)	21,236
Cash and cash equivalents:
Beginning of period	46,328	9,802
End of period	$9,802	$31,038

Schedule 4

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

(in thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2018	2019	2018	2019
Reconciliation of Non-GAAP Measure (Adjusted Net income (loss))
(in thousands, except per share data)

Net income (loss), as reported	$2,130	$6,037	$(21,751)	$9,745
Net income (loss) per diluted share, as reported	$0.17	$0.48	$(1.75)	$0.78

Adjustments recorded within tax provision
Revaluation of Deferred tax asset due to tax reform	(1,549)	—	16,633	—
Transition tax	2,170	—	2,170	—
Adjustments recorded within tax provision	621	—	18,803	—

Strategic Acquisition Activity Costs (after-tax)	105	—	1,106	—
CEO Transition (after-tax)	202	—	927	—
Other	30	—	30	—
Total Adjustments	958	—	20,866	—
Adjustment impact on net loss per diluted share	$0.08	$—	$1.68	$—

Adjusted Net income (loss)	3,088	6,037	(885)	9,745
Adjusted Net income (loss) per diluted share	$0.25	$0.48	$(0.07)	$0.78

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent eight quarters are as follows.

	2018
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$89,693	$110,206	$113,114	$122,313
Gross profit	9,075	13,513	15,363	17,884
Gross profit percentage of net revenues	10.1%	12.3%	13.6%	14.6%
Net income (loss)	(22,526)	(2,068)	713	2,130
Net income (loss) per share:
Basic	$ (1.82)	$ (0.17)	$ 0.06	$ 0.17
Diluted	$ (1.82)	$ (0.17)	$ 0.06	$ 0.17

	2019
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$107,069	$127,474	$126,032	$129,640
Gross profit	11,335	14,683	18,175	21,310
Gross profit percentage of net revenues	10.6%	11.5%	14.4%	16.4%
Net income (loss)	(1,603)	1,509	3,802	6,037
Net income (loss) per share:
Basic	$ (0.13)	$ 0.12	$ 0.30	$ 0.48
Diluted	$ (0.13)	$ 0.12	$ 0.30	$ 0.48